Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Nate Wallace	Sheila Blackwell
301-255-5059	301-255-5486
nate@manu.com	sblackwell@manu.com

Manugistics Adopts Shareholder Rights Plan

ROCKVILLE, Md. — October 28, 2004 — Manugistics Group, Inc. (NASDAQ: MANU), a leading global provider of demand-driven supply chain management solutions, today announced that its Board of Directors has adopted a Shareholder Rights Plan.  The Plan was adopted to protect the Company’s shareholders from unfair take-over strategies that limit the ability of shareholders to realize the long-term value of their investment and to ensure that all shareholders are equally and fairly treated in the event of a takeover proposal.

The Board’s decision to approve the Rights Plan and to take these actions is neither in response to any take-over bid for Manugistics nor will the Plan’s approval prevent a takeover.

Under the Rights Plan, one Right will be distributed as of the close of business on November 8, 2004 on each then outstanding share of Manugistics common stock. Initially, the Rights will automatically trade with the underlying common stock and will not be exercisable. Subject to limited exceptions, the Rights will become exercisable if a person acquires 20 percent or more of Manugistics common stock or commences a tender offer for 20 percent or more of Manugistics outstanding common stock.

If the Rights become exercisable, the type and amount of securities receivable upon exercise of each Right will depend on the circumstances at the time of exercise.  Each Right will initially entitle each shareholder to buy one one-thousandth of a share of newly created Manugistics Series A Junior Participating Preferred Stock at an exercise price of $19.

If a person acquires 20 percent or more of Manugistics common stock in a transaction that was not approved by Manugistics’ Board of Directors, each Right, other than those owned by the acquiring person, would entitle shareholders to purchase Manugistics common stock worth $38, two times the exercise price of the Right.

If Manugistics is involved in a merger or other transaction with another company in which it is not the surviving corporation, or transfers more than 50 percent of its assets to another company, in a transaction not approved by Manugistics’ Board of Directors, then each Right, other than those owned by the acquiring person or group, would entitle shareholders to purchase shares of common stock of the acquiring company worth $38, two times the exercise price of the Right.

Manugistics’ Board of Directors may redeem the Rights at $0.001 per Right at any time until ten business days after a person has acquired 20 percent or more of the outstanding common stock. Unless the Rights are redeemed or exchanged earlier, they will expire on October 27, 2014. At least once every three years, a committee of independent directors will evaluate the Rights Agreement in order to consider whether the maintenance of the Rights Agreement continues to be in the interests of the Company and its shareholders.

A summary of the Manugistics Rights Plan and the other actions taken by the Board will be included in a Form 8-K that will be filed with the SEC. Additional details regarding the Rights Plan will also be outlined in a summary that will be mailed to all Manugistics stockholders following the November 8, 2004 record date.

About Manugistics Group, Inc.
Manugistics powers the demand-driven supply chain. Today, more than 1,200 clients trust Manugistics to help them drive profitable growth, unlock the value of their existing IT investments, and ensure the security and integrity of their global supply chains. Its clients include industry leaders such as AT&T, BMW, Boeing, Brown & Williamson, Cingular, Circuit City, Coca-Cola Bottling, Diageo, DuPont, Harley-Davidson, John Deere, McCormick, Nestle, Nissan, RadioShack, Sanmina-SCI and Unilever. For more information, go to www.manugistics.com.

FORWARD LOOKING STATEMENT

This announcement contains forward-looking statements that involve risks and uncertainties that include, continuing economic and political uncertainty, the ability of the Company to effectively align its cost structure with revenues, and the timing and degree of business recovery. More information about factors that potentially could affect Manugistics’ financial results is included in Manugistics filings with the Securities and Exchange Commission, including its Annual report on Form 10-K for the year ended February 29, 2004 and Quarterly Report on Form 10-Q for the period ended August 31, 2004. Manugistics assumes no obligation to update the forward-looking information contained on this announcement.